SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 7, 2008

ADVANCED CELL TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50295	87-0656515
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1201 Bay Harbor Parkway, Alameda, California 94502

(Address of principal executive offices, including zip code)

(510) 748-4900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

ITEM 2.04             Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-   Balance Sheet Arrangement

On March 10, 2008, Advanced Cell Technology, Inc. (the “Company”) received a notice (the “March Notice”) from RHP Master Fund, Ltd. (“RHP”) advising the Company that the notice of default previously sent to the Company on February 15, 2008 had not been rescinded.  On February 15, 2008, the Company had received a notice of default under the Company’s Senior Secured Convertible Debenture (the “Convertible Debenture”) issued to RHP advising the Company that due to the Company's failure to obtain effectiveness of its registration statement covering shares of common stock underlying the Convertible Debenture, RHP was accelerating and declaring immediately due and payable an aggregate amount equal to $393,393.86, which purported to include the principal outstanding amount of the Debenture, unpaid interest (at default interest rate) and liquidated damages through February 15, 2008.  Based upon subsequent communications between the Company and a representative from RHP, the Company understood that such notice of default was rescinded by RHP.  The March Notice, however, indicated that the notice of default had not in fact been rescinded, and that the amount due and payable to RHP as a result of the default had been increased to $396,445.21 as of the date the Company received the March Notice.  The Company disputes the validity of the notice of default and intends to vigorously defend its position with respect to this matter.

The Convertible Debenture was issued pursuant to the terms of a Securities Purchase Agreement (the “SPA”) dated as of August 31, 2007.  The Company’s obligations under the SPA were secured by substantially all of the Company’s assets. The Company has not received any default notices from any of its other Debenture holders and is continuing to negotiate with RHP to reach an amicable resolution of this matter.

ITEM  5.02                                    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal

Officer.

Effective as of March 7, 2008, the Company’s Senior Vice President, General Counsel, and Secretary, Jonathan F. Atzen, resigned from all positions with the Company and voluntarily terminated his employment arrangement with the Company.

ITEM 8.01                                       Other Events.

The Company plans to privately offer up to $6,275,000 in principal amount of convertible promissory notes (the “Notes”).  The proposed offering also contemplates the issuance of warrants (“Warrants” and together with the Notes, the “Securities”) to purchase shares of the Company’s common stock.

This notice is issued pursuant to Rule 135c of the Securities Act, and does not constitute an offer to sell the Securities, nor a solicitation for an offer to purchase the Securities. The timing of the closing of the offering will be subject to market conditions. The Company plans to use the net proceeds to fund working capital, including costs associated with planned clinical trials. The offering will be conducted as a private placement made only to accredited buyers in accordance with Section 4(2) of the Securities Act.  The Securities will not be registered under the Securities Act and may not be offered or sold without registration unless an exemption from such registration is available.

The proposed terms of the offering are as follows:

•       The financing is expected to be in the form of up to $6,275,000 principal amount of convertible promissory notes, which are proposed to be issued at a 20.3187% discount to the full face amount of the notes;

•       The notes are expected to have a term of no more than 12 months;

•       The Company anticipates that the purchasers of the notes will, at any time from the closing date until the maturity date of the notes, have the right to convert the notes, in whole or in part, into common stock of the Company at the then effective conversion price;

•       The conversion price for the convertible notes is expected to be the lesser of (1) $0.20 and (2) 80% of the average of the three lowest trading prices occurring at any time during the 20 trading days preceding the conversion;

•       In connection with the issuance of the notes, the Company anticipates issuing to each purchaser of the notes a warrant to purchase 100% of the number of shares of common stock of the Company that such purchaser would own if such purchaser converted its note in full on the closing date;

•       The warrants are expected to have a 5 year term and an exercise price equal to 110% of the conversion price (calculated as of the closing date in the manner described above); and

•       The consummation of the proposed offering will be contingent upon, among other things, the consent of the holders of at least 67% of the principal amount of currently outstanding debentures issued by the Company on or about September 15, 2005, September 6, 2006, and August 31, 2007, respectively.

•       The Company expects that the investors that participate in this offering, who are current 2007 debenture holders, will receive an adjustment to the conversion price of their 2007 debentures and to the exercise price of the warrants issued in connection with the sale of the 2007 debentures, in each case based upon the pricing of the securities expected to be issued in the proposed offering described herein.

All terms are subject to market conditions and may vary materially from those set forth above.  No assurance is given that the Company will be able to close the offering described herein, or that if an offering is closed that the terms and conditions of the offering will not differ materially from those described herein.

The Company’s liquidity position is severely constrained.  Prompt closing of the proposed financing is critical to the Company’s continued operations.

In the event the proposed offering is consummated, the effect of the Company’s receipt of such proceeds will be addressed in future reports filed by the Company with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ADVANCED CELL TECHNOLOGY, INC.

	By:	/s/ William M. Caldwell, IV
William M. Caldwell, IV
Chief Executive Officer

Dated: March 12, 2008